Exhibit 99

ALCOA

2007

Sustainability Highlights

Chairman’s Statement

Integrating sustainability into our business strategy and deepening our stakeholder engagement strategies at the corporate, business unit, and project levels remained a key focus in 2007.

We built upon our engagement work in Iceland at a proposed smelter in Greenland. There, we have introduced a similar approach that enables us to document a community’s concerns and expectations during the project feasibility phase. This allows us to integrate sustainability concepts at the earliest stage as part of our stakeholder engagement strategy, and this work will continue in 2008.

To help deepen our understanding of our stakeholders and our capacity to report on what is important to them, we established a pilot sustainability report review panel in 2007. The key message we received from panel members is that they want to know how we think. They are looking for assurances of a carefully considered thought process within our company that leads to the programs and actions we undertake. We have tried to do this in our 2007 reporting, and I thank the panel members for their gracious assistance.

We made other notable progress in our sustainability journey in 2007:

Named one of the most sustainable corporations in the world for the third (2007) and fourth (2008) consecutive years at the World Economic Forum in Davos, Switzerland;

As a founding member of the United States Climate Action Partnership, called on the U.S. government to quickly enact strong national legislation to achieve significant reductions of greenhouse gas emissions;

Achieved further reductions in our greenhouse gas, sulfur dioxide, nitrogen oxide, and volatile organic compounds emissions from our operations;

Posted annual revenues of US$30.7 billion—an all-time record;

Opened our first new smelter in two decades in eastern Iceland;

Through Alcoa and Alcoa Foundation, invested more than US$49 million in the communities in which we operate worldwide;

Held our executive leadership team accountable for integrating diversity into our overall strategy and began tying the results to incentive compensation;

Completed approximately 25 million hours of construction work in both northern and southern hemispheres with an international workforce of around 12,500 people with only one lost-time injury; and

Ended the year with 80% of our locations having zero lost workdays and 47% with no recordable injuries.

While we made significant progress and earned prestigious accolades for our sustainability efforts in 2007, my greatest disappointment is that five employees and contractors suffered fatal injuries while working at our facilities.

Loss of life in the workplace is unacceptable, and our goal is to achieve zero fatalities. For this, we need investments, which we do every day; processes in control, which we strive for through our Alcoa Business System processes; and, more than anything, we need the involvement,

Alain J. P. Belda Chairman

passion, and commitment to do better from every leader, employee, and contractor.

Alcoa is at its best when we keep open lines of communication to all of our stakeholders, and respond decisively when they raise legitimate concerns. In 2007, we received some intense criticism for the management of our wire harness facilities in Honduras. While many of the accusations were unfounded, we took action on legitimate complaints and made significant changes to overall working conditions and compensation there. I’m very proud of the work our team did to acknowledge the issues, correct them, and underscore to our employees in Honduras that we value them and the community in which we operate. We are interested in hearing what all of our stakeholders feel about our sustainability performance and reporting efforts—and how we can improve both. I strongly encourage you to send an email to sustainability@alcoa.com with your thoughts.

Alain J. P. Belda

Chairman

Table of Contents

Sustainability Reporting

Review Panel 2

Profile 5

Vision & Strategy 6

Sustainability Approach 9

Corporate Governance 14

Environment 16

Health & Safety 20

Our People 23

Community 26

Economic 30

Awards & Recognition 34

Forward-Looking Statements

Certain statements in this report relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “hopes,” “targets,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance, or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Alcoa disclaims any intention or obligation, other than as required by law, to update or revise any forward-looking statements. Some of the important factors that could cause actual results to differ materially from those in the forward-looking statements include: material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and prices for primary aluminum, alumina, and other products; material adverse changes in the markets served by Alcoa, including the transportation, building, construction, distribution, packaging, industrial gas turbine, and other markets; the company’s inability to mitigate impacts from rising energy and raw material costs, employee benefit costs, or other cost inflation; the company’s inability to achieve the level of cost savings, productivity improvements, or earnings or revenue growth anticipated by management; political and economic risks associated with foreign activities, including fluctuations in foreign currency exchange rates or changes in the laws or governmental regulations or policies in the countries in which Alcoa operates; significant legal proceedings or investigations or the disposition of current proceedings or investigations other than as anticipated by Alcoa’s management; adverse effects on Alcoa’s operations or markets or the global economy as a result of climate change and climate change regulations; significant costs and liabilities associated with numerous complex and increasingly stringent environmental laws and regulations; changes in Alcoa’s relationships with, or a significant downturn in the business or financial condition of, key customers or suppliers; and the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2007 and other SEC reports.

Sustainability Report Review Panel

In 2007, we used the services of the independent firm AccountAbility to convene and facilitate a pilot sustainability report review panel to help us identify gaps in our reporting and take an initial step toward incorporating third-party assurance into our process. The 11-member panel consisted of both external members and Alcoa representatives. In the past, we have shared our draft report with select stakeholders, including the Interfaith Center on Corporate Responsibility, to solicit their feedback in an informal manner. We chose to pilot a more formal process this year and will determine if a permanent panel is necessary moving forward.

While this pilot panel did not provide assurance on our data, it did advise us on content. We could not address all of their suggestions in the 2007 reporting, but we are committed to exploring how to incorporate additional ones in future editions. The following is the external panel members’ independent commentary on our 2007 online reporting.

Alcoa Stakeholder Panel Commentary

The Panel

The Panel’s purpose is to advance the quality of Alcoa’s sustainability reporting by offering comments during the drafting process, and providing a published Commentary on Alcoa’s 2007 Sustainability Highlights Report, including recommendations for future reporting. The Commentary is not an audit or verification statement, but aims to provide guidance to Alcoa and its report readers. The Panel met and held in-depth discussions with senior Alcoa executives, and appreciated the openness and high quality of the dialogue. We would note that many of the Panel’s comments have been taken into account in the published report through: (a) adjustments to what and how issues have been covered; (b) Alcoa’s commitments for future reporting; and (c) underlying policy changes.

The Panel expresses its views as a group of individuals, and not on behalf of these individuals’ organizations. In recognition of members’ investment of time, an honorarium was offered in addition to expenses being reimbursed, payable to the individual or to an organization of the members’ choice. The Panel was designed, organized and facilitated by AccountAbility.

Our Opinion

The Report provides significant and useful disclosure as to how Alcoa understands, operationalizes and governs sustainability across its global operations.

The Panel commends the increased disclosure about the company’s internal decision-making and due-diligence processes. The process chart featuring key inputs and outcomes along the company’s value-chain, and disclosure of executives’ remuneration is particularly helpful. It would be useful to have further clarification of sustainability-related responsibilities from the Board level through to the Executive Committee, including whether and how remuneration includes incentives based on sustainability performance.

We welcome the inclusion of the company’s engagement framework and reference to stakeholders within the decision-making section. We would encourage Alcoa to make greater use of appropriate case studies to exemplify how such processes work in practice across its diverse stakeholder universe.

With regard to public policy engagements, we appreciate the disclosure on key focus areas, political contributions and industry association activities. More thorough disclosure regarding engagement with local authorities would further improve the company’s reporting.

The Report covers many issues material to Alcoa’s business and stakeholders, and though the breadth and depth of the coverage varies, there are visible improvements in this year’s report.

The Panel in particular commends Alcoa’s coverage of, and linkages to its business strategy, which encompasses key sustainability aspects (such as the environment and community development). Enhanced disclosure this year also includes the identification of key risks and challenges across each impact area. Deeper reflections on how Alcoa’s ambitious business growth strategy aligns with its sustainability vision and goals as well as the sector’s prospective development would bring added value to reporting. With regard to Climate Change, we welcome the frank discussions on the issue, and its identification by Alcoa as both its greatest opportunity and greatest challenge. Positive elements of Alcoa’s reporting on climate issues include disclosure of specific short and long term GHG targets and performance against those targets; concise descriptions of the many internal and external initiatives to reduce emissions; and discussion of challenges in reducing emissions further. The report could be further improved through more thorough disclosure on two key issues—the recycling and recyclability of aluminum, and the use of renewable energy. We note that Alcoa does disclose targets and strategies around recycling, although renewable energy targets, if any, are not disclosed. We encourage further content on strategies for recycling and renewables, along with the broader implications progress in these areas. The Panel welcomes the increased coverage of Human Rights throughout the report but would encourage Alcoa to more clearly outline its sphere of influence and so also its

Sustainability Report Review Panel

scope of responsibilities along the value chain. Providing increased disclosure on, for example, unionization of suppliers and global benefit packages, noting similar disclosure for U.S. employees, would be appropriate. We also encourage Alcoa to demonstrate greater leadership in documenting and reporting its implementation of its commitments to respect human rights, thereby making a distinct and valuable contribution in the field of sustainability reporting matching its size, socio-economic impact and aspirations for excellence.

The Report communicates Alcoa’s commitment to improve its sustainability performance and related disclosure, providing targets and detailed performance metrics for most material issues.

The Panel appreciates the presentation of data that allows for year-on-year comparison and encourages future reporting to continue to do this consistently in a manner that allows performance assessment both in absolute and relative terms.

More analysis and context would be important in order to provide more meaning to the data provided, including how different regions compare and how the company intends to achieve its targets. This should be supported by reference and comparison to external benchmarks as well as insights and outcomes from key stakeholder and business engagements, especially in high growth regions such as Asia. In particular, we urge Alcoa to provide an expanded discussion on data on its water use, including water management across its global operations.

The Panel notes the extensive range of case studies, and encourages Alcoa to provide additional context on broader sectoral or regional challenges and dilemmas within the report through the inclusion of more external voices. Having case studies focus on issues of global and/or local significance would further improve the report.

One notable gap is the report’s limited coverage of Biodiversity. To allow the reader to assess the company’s commitment to this area within its strategy, the Panel urges Alcoa to include clearly identified targets for Biodiversity and Ecosystem Conservation in its 2020 Sustainability Framework and report against such targets.

Our Key Recommendations for Future Direction

Approach to Social Norms: Further elaborate on Alcoa’s approach to normative standards set by international bodies or voluntary standards and initiatives that are relevant to its sustainability performance, including related challenges and implications across different operational segments or subsidiaries.

Operationalization of Human Rights: Use of indicators and case studies to illustrate practice, discuss dilemmas, and provide detailed disclosure of how Alcoa operationalizes its Labor & Human Rights commitments globally, especially in challenging developing country environments.

Human Rights and Economic Impact:

Enhanced reporting on the interface with the livelihoods of people, using Human Rights and Economic Impact indicators—region specific and applicable across the organization diverse regional operations.

Livelihood and Biodiversity: Enhanced reporting on biodiversity conservation and its interface with the livelihoods of people who depend on ecosystems and thereby biodiversity, against clearly defined targets.

Cumulative Impact: Greater disclosure on the work with peer companies and civil society organizations to understand the cumulative impact of their combined operations in a region, and how to mitigate environmental impacts at a sector/region/ industry-wide level.

Climate Change Reporting: Further integration of the company’s climate change reporting across different formats, such as the responses to the Carbon Disclosure Project.

Sustainability and Financial Reporting: More clearly show how Alcoa links sustainability measures and metrics to those it tracks for financial and operational performance, thereby further demonstrating its approach to integrating sustainability into core business strategy and execution.

Customer Relationships and

Responsibility: Going into greater depth about what its sustainability and climate change commitments mean for customer relationships and responsibility—considering both upstream and downstream implications.

Maria Emilia Correa

Vice President of Social and Environmental Responsibility GrupoNueva

Lily Donge

Manager of Environment and Climate Change Calvert Asset Management Company

Heather Grady

Director, Policy and Partnerships Realizing Rights: The Ethical Globalization Initiative

Jean-Paul Jeanrenaud

Head, Business and Industry Relations World Wildlife Fund

Mohammad Rafiq

Head of the Business and Biodiversity Programme, Global Programme International Union for Conservation of Nature (IUCN)

Truman Semans

Principal, GreenOrder and

Director for Markets and Business Strategy and USCAP Executive Committee Member, Pew Center on Global Climate Change.

The panel members from Alcoa, who did not participate in writing the commentary, were:

Donna Dabney

Corporate Secretary and Corporate Governance Counsel and Vice President, Alcoa;

Rudi Huber

President of Alcoa European Region and Vice President, Alcoa;

Anita Roper

Director of Sustainability; and

Jake Siewert

Vice President of Environment, Health & Safety and Public Strategy.

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data.

Profile

Reporting Profile

To give stakeholders access to more detailed and current information on our sustainability performance, we offer online reporting (www.alcoa. com/sustainability) supplemented by this year-end highlights document to both demonstrate how sustainability is being integrated into all aspects of our business and drive best practices throughout our company. The more extensive information and data contained in our online reporting is updated throughout the year, making our sustainability reporting more relevant and timely.

More than 20 of Alcoa’s top leaders and many other employees in the various regions are involved in our sustainability reporting, from writing individual sections to providing input and feedback. In addition, the report is reviewed by the Public Issues Committee of our Board of Directors, our chairman and chief executive officer, and our Executive Council.

The information in this 2007 highlights document is for Alcoa’s global operations during the period January 1 through December 31, 2007, unless otherwise noted.

Sustainability reporting is one part of our commitment to reporting. It should be read in conjunction with Alcoa’s 2007 Annual Report, Form 10-K for the year ended December 31, 2007, Alcoa’s other SEC filings, and other information contained on www.alcoa.com to gain a broader perspective of our environmental, social, and economic performance.

Organizational Profile

Active in all major aspects of the aluminum industry, Alcoa is the world leader in the production and management of primary aluminum, fabricated aluminum, and alumina combined. We serve the aerospace, automotive, packaging, building and construction, commercial transportation, and industrial markets, bringing design, engineering, production, and other capabilities of our businesses as a single solution to customers.

In addition to aluminum products and components, we also make aerospace and commercial fastening systems, precision castings, and electrical distribution systems for cars and trucks.

Alcoa At-A-Glance 2007

Total Revenues US$30.7 billion

Number of Employees 107,000

Countries with Operations 44

Combined Alcoa, Alcoa Foundation Giving US$49 million

Following the sale of Alcoa’s packaging and consumer businesses in early 2008, the number of employees declined to 97,000 in 34 countries.

2007 Third-Party Revenues by Segment

(billions of US dollars)

Alumina 2.7 Flat-Rolled Products 9.2

Extruded and End Products 3.2

Packaging and

Consumer 3.3 Engineered Solutions 5.7

Primary Metals 6.6

Alcoa’s packaging and consumer businesses were sold in early 2008.

Alcoa Locations Worldwide

Location Categories

Bauxite, Alumina, and Chemicals

Primary Aluminum

Fabricated Aluminum Products

Packaging and Consumer Products

Castings and Related Products

Related Products

Technical Center

Corporate

Represents 2007 locations. A complete listing of current locations is available at www.alcoa.com.

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data. 5

Vision & Strategy

At Alcoa, our vision is to be the best company in the world—in the eyes of our customers, shareholders, communities, and people.

Supporting that vision are our values and principles and a business strategy that integrates our sustainability approach, which includes our 2020 Strategic Framework for Sustainability, and builds upon opportunities in our various markets.

Market Outlook

Total world consumption for aluminum grew by 10% in 2007, and demand is expected to double by 2020 from the year 2005. The vast majority of this growth will be in China, but there will be significant growth in India, the Commonwealth of Independent States (which includes Russia), the Middle East, and Latin America. Our internal analysis anticipates that 2008 growth will follow this trend.

Business Strategy

For 2008 and beyond, we have focused our business strategy on achieving the following in a sustainable and reliable manner:

Continue to improve margins through productivity and value-added products;

Add to and take advantage of our world-class bauxite and alumina positions and continue to secure low-cost, stranded power;

Invest in opportune growth projects, such as manufacturing facilities in China and other parts of Asia, and the bauxite reserves and associated refinery and hydroelectric projects in Brazil;

Evaluate upstream opportunities in Greenland, Iceland, Vietnam, China, and the Middle East;

Re-power our existing smelters, as success in this area will generate significant shareholder value with lower capital intensity than building greenfield smelters, especially considering today’s construction costs;

Deliver new products and applications to rapidly expanding common end markets through innovative and proprietary technology solutions, unique equipment, and complex processes;

Execute a balanced approach to capital management;

Conduct business in an ethical manner and obey all laws and regulations;

Enhance the economic and social well-being of the communities in which we operate; and

Operate worldwide in a manner that minimizes effects on natural habitats and biological resources.

Major Challenges

There are a number of challenges that face our company as we seek to expand our operations and more fully integrate sustainability into our business. Major ones include the following:

Eliminating fatalities from our workplace;

Finding low-cost, reliable energy sources;

Maintaining our 25% reduction in greenhouse gas emissions while increasing production;

Reducing our freshwater consumption and mercury emissions to achieve our short- and long-term goals; and

Attracting and retaining top talent in an increasingly competitive labor market.

Risk Assessment

A complete discussion of the risks Alcoa faces can be found in Form 10-K for the year ended December 31, 2007. Some major risks include the following:

Material adverse changes in aluminum industry or economic conditions generally or in the markets served by Alcoa;

Cyclical nature of the industry, with prices subject to worldwide supply and demand;

Rising energy costs or interrupted or unavailable energy supplies;

Increase in the cost of raw materials;

Union disputes and other employee relations issues;

Fluctuations in foreign currency exchange rates and interest rates;

Significant legal proceedings or investigations or the disposition of current proceedings or investigations other than as anticipated by Alcoa’s management;

Adverse effects on Alcoa’s operations or markets or the global economy as a result of climate change or climate change regulations;

Significant costs and liabilities associated with numerous complex and increasingly stringent environmental laws and regulations;

Vision & Strategy

Changes in the business or financial condition of a significant customer or customers; and

Changes in the laws or governmental policies in the countries in which Alcoa operates.

Please refer to the online reporting for ways in which we are mitigating these risks.

Decision-Making Processes

Alcoa has a decentralized structure, with many of the day-to-day business decisions made within the various business units and regions. Ultimately, all key strategic decisions must be approved by the Board of Directors. Others may require Executive Council approval.

Supporting this structure are a number of decision-making processes at the corporate and business-unit levels. These include those for capital investments, new facilities, operational activities, policies, and acquisitions and divestitures.

Measuring Success

We have a long history of using metrics as a means to drive change within the company. One of the most visible and effective drivers is our 2020 Strategic Framework for Sustainability, which helps guide our businesses and measure our progress toward our vision for 2020.

Supporting that framework is a variety of systems and processes that collect data from our global operations and make them available to those who need the information to evaluate performance and drive continuous improvement.

For example, we initiated a process in 1988 to collect and display current, detailed information on safety in a way that would be available to all employees who need the information to evaluate performance and drive continuous improvement. We have expanded the original data system to include incident management, and we now use the system for all environmental, health, and safety data collection, incident management, and reporting.

Jiaming Wu

Utility Worker

Alcoa Kunshan Aluminum

Products, China

“The only way to realize a balance between a plant and its surrounding environment is through efficient allocation of resources for our future generations.”

Stakeholder Engagement

Alcoa does not exist in a vacuum. We are the source of economic, social, and environmental effects not only in the workplace but also externally. In turn, we are affected by the demands and actions of our customers, employees, shareholders, suppliers, neighbors, various levels of government and government agencies, the communities in which we operate, and others.

In today’s language, if groups or individuals knowingly or unknowingly have a relationship with us, they are known as stakeholders. They all exist and function within complex formal or informal relationships and have the capacity to affect the activities associated with our operations.

In 2007, we continued to develop our internal and external stakeholder engagement processes with the Iceland Sustainability Initiative serving as a model in our training programs and with our community advisory boards throughout the world. The emphasis is on seeking earlier input from our stakeholders in the communities where we operate—not just for our growth projects, but also for existing plant upgrades, expansions, and ongoing activities.

While the issues raised by stakeholders vary from community to community, there are some common themes. These include job creation, investment in the community, and the impact of Alcoa’s operations on the environment and community health.

Industry Leadership

As a leader in the aluminum industry, we believe it is our responsibility to help shape the direction of the industry to ensure it is continually improving and moving toward a more sustainable future.

One of the ways we do this is to be a major participant in industry associations and organizations. We go beyond just paying membership dues to having our company’s senior leaders and experts serve as officers, committee members, and information resources.

We also take a leadership position on major issues facing our industry, such as climate change. Not only are we a founding member of the U.S. Climate Action Partnership, we also are a charter member of the World Resources Institute Green Power Market Development Group.

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data. 7

Our Greatest

Sustainability Challenge

Climate change is clearly a global challenge, and it is our key sustainability issue as a company. While characteristics of aluminum and aluminum products have a significant role in reducing greenhouse gas (GHG) emissions, the production of primary aluminum results in GHG emissions. In 1998, we established a Climate Change Strategy Team that developed and promoted our position on climate change, including our target of reducing GHG emissions by 25% below 1990 levels by 2010. We achieved that goal in 2003, despite our continuous growth. In 2007, we achieved further reductions in direct emissions linked to our closure of three lignite-based power units in Rockdale, Texas, USA, bringing our total reduction to 33% from 1990 levels.

The key elements of our climate change framework are:

Continuing to reduce our GHG footprint by pursuing transformational production technology, energy efficiency, and renewable sources of power;

Increasing the promotion of recycling to return more metal into the market with substantially lower energy requirements;

Taking a leadership position on public policy to promote GHG-reducing actions in a timely but sensible fashion;

Incorporating carbon risk into business planning models (mergers, acquisitions, and capital investments);

Incorporating climate change into our new product strategy by emphasizing positive GHG impacts in markets, such as transportation, building construction, and renewable energy delivery; and

Engaging our employees, their families and members of our communities through programs, such as the Alcoa Foundation-funded Make an Impact program in Australia, that educate and provide tools to reduce an individual’s GHG footprint. In 2008, the Make an Impact program will be rolled out across many North American locations.

We continue to pursue the development of GHG-free inert-anode aluminum smelting, although there remain technical and cost targets to overcome. We’re using biodiesel, an alternative fuel consisting of diesel and 20% soybean oil or other non-petroleum ingredients, to power mobile equipment at our plants. We are actively partnering with external stakeholders on the issue of climate change. In early 2007, we joined nine highly esteemed U.S.-based companies and four leading environmental organizations to call on the U.S. government to quickly enact strong national legislation to achieve significant reductions of greenhouse gas emissions. The partners formed an unprecedented alliance called the U.S. Climate Action Partnership (USCAP) to send a clear signal to lawmakers that legislative action is urgently needed.

We are a member of the business leadership team for the Pew Center on Global Climate Change, the

World Resources Institute Green Power Market Development Group (charter member), the Brazilian Business Council for Sustainable Development, the Global Roundtable on Climate Change, and the World Economic Forum Global GHG Registry. We are also actively involved in the development of GHG accounting standards in conjunction with the International Aluminium Institute, International Standards Organization, and the Intergovernmental Panel on Climate Change.

In late 2007, we became a founding reporter of the Climate Registry, agreeing to report GHG emissions individually from all of our large facilities in the United States by the year 2010. We have also participated in all six surveys performed by the Carbon Disclosure Project—a not-for-profit organization supporting institutional investors who seek to better understand climate-related risks and opportunities from the world’s largest companies. We have routinely ranked among the highest ratings within the metals and mining industry in this survey.

Supporting this work is Alcoa Foundation, which has increased its investment in climate change initiatives (see page 26).

Sustainability Approach

At Alcoa, sustainability is defined as using our values to build financial success, environmental excellence, and social responsibility through partnerships in order to deliver net long-term benefits to our shareowners, employees, customers, suppliers, and the communities in which we operate.

Our commitment to sustainability has a long history and is evident every day—from the way we live our values to our strategic framework for sustainability supported by clear targets for measuring progress toward achievement of our vision for 2020. We believe that addressing sustainability will make us a better company, and a better company becomes a company of choice for governments and communities. This designation leads to better access to land, markets, capital, resources, and people.

Our goal is to integrate sustainability concepts into our processes so they become part of how we do business. Key components to achieving this goal are understanding the expectations of our stakeholders and remaining transparent in reporting our progress.

We have developed a corporate approach to sustainability and continued to integrate that into our overall business strategy in 2007. Due to the decentralized nature of Alcoa, implementation primarily occurs at the local level in accordance with our 2020 Strategic Framework for Sustainability. Many of our business units are using complementary sustainability indicators around their sustainability challenges. They are also using workshops and other methods to engage customers, management, employees, communities, and other stakeholders in sustainability initiatives, leading to strategies and action plans.

For example, the board of directors and regional president of our Brazilian operations established the Brazilian Sustainability Steering Committee in December 2007. The committee’s main objectives are to improve sustainability governance with the involvement and visibility of top management; increase accountability of business units and locations; create opportunities for leaders to share best practices while increasing their knowledge on sustainability; and accelerate the process of integrating sustainability into the organization.

In Europe, a sustainability director appointed in 2007 will work with all the business units and countries in Europe to more fully integrate sustainability into their day-to-day activities.

Other key sustainability initiatives in 2007 included the following:

Formation of a pilot sustainability report review panel to help us identify gaps in our reporting and take an initial step toward incorporating third-party assurance into our process;

Development of an ethics and compliance Leaders’ Guide for all global employees who are in a position to supervise others in the organization;

Rosana de Oliveira

Extrusion Assistant

Utinga, Brazil

“Sustainability is being concerned about the quality of life in society and the unconditional preservation of nature.”

Development of a diversity performance initiative aligned with our corporate diversity strategy and inclusion by each business unit;

Announcement of a goal to increase the North American used beverage can recycling rate to 75% by 2015; and

Creation of the Health Impact Assessment process for new projects and expansions.

We were recognized for these and other efforts through inclusion in the Dow Jones Sustainability Index for the sixth time and being named one of the most sustainable companies in the world at the World Economic Forum in Davos, Switzerland, for the third (2007) and fourth (2008) years in a row.

2020 Framework

Developed in 2000 by an internal worldwide team that analyzed environmental and social trends since 1990 and looked 20 years into the future, Alcoa’s 2020 Strategic Framework for Sustainability has since evolved into a comprehensive roadmap for our businesses and locations to integrate all aspects of sustainability into their day-to-day operations.

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data. 9

Case Study

Employment Program Brings Security to Guinea Communities

Employing local citizens to assist with security at a proposed refinery site in Guinea is, in turn, helping secure a sustainable future for not only these employees but their extended families and the communities in which they live. Alcoa and its project partner Rio Tinto Alcan are studying the feasibility of building a refinery in the country’s Boké region, where people have few of the opportunities provided in the developed world. In addition, the region is suffering rural exodus, with young people leaving their communities to seek jobs in cities around the country.

To supplement the professional security guards from Entreprise Generale de Batiments (EGB) protecting the proposed site and the surrounding buffer zone, Alcoa and Rio Tinto Alcan asked the chiefs and elders of the five potentially affected communities to select—on a pro-rated basis based on population—40 people to serve as security watchmen and two chiefs to serve as their supervisors. The communities were given basic guidelines regarding job requirements and asked to implement a fair selection process.

Community meeting to discuss the watchmen program

“The watchmen program is very important to the life of our communities, and it has changed many things,” said Aly Bangoura, chief of Kabata. “The relationship between our communities has been reinforced. Since the program started, our children and communities are very respectful and listening to the chiefs more than in the past. We are also able to solve certain problems, such as feeding and clothing our families.” The selected watchmen underwent two days of training on the project partners’ visions and values and the roles and responsibilities of a watchman. Each is paired with a professional security guard, providing administrative and other assistance as needed. The watchmen have no powers of arrest, and they do not carry any weapons. However, they are learning skills that may enable them to enter into the professional security field, which is one of the largest employers in Guinea.

“Being a watchman has had a positive impact on me,” said Sekou Mansare, who lives in Dougoula. “It allows me to be a salaried employee and to save some money. It allows me to be at the service of my community, and it gives me hope for a better future.” According to Chief Bangoura, “Since the installment of the security guards and the watchmen, our community has lived in peace since theft and unemployment are greatly reduced.” Mamady Camara, assistant to the EGB supervisor on the project, adds, “Since the deployment of the community security guards in the project zone, everything is going nicely and we are not encountering any problems at all. We congratulate Alcoa and Rio Tinto Alcan for this initiative.”

The framework is built around six focus areas and includes long-term targets and short- and long-term metrics for each that were agreed upon with the business leaders and technical experts throughout the company. These targets are very aggressive and are designed to stretch the organization to think differently to drive optimum performance, as opposed to conservative objectives that we would be fairly certain we would meet. Accordingly, we may fall short of some of these goals, but we will be transparent about reporting such shortfalls as well as what we hope to do to continue on the path.

The framework and enhancements to the data-collection systems allow us to focus employee attention on sustainability, make everyone aware of the importance of the issues, and demonstrate management commitment to getting the job done right. It also helps employees do the right things by clearly stating what these “things” are and how best to go about doing them.

Sustainability Approach

Target Metric Progress Achieved Through Year-End 2007

Economic Benefit 1 Maintain a strong balance sheet Debt-to-total capitalization consistently between 30% and 35% 30.2%

Respect & Protect People: Employees 2 Elimination of occupational illnesses and injuries Zero fatalities Five fatalities

Zero lost workday rate 0.12 lost workday incident rate

Zero total recordable injuries 1.35 total recordable incident rate

From base year 2006, achieve at least a 20% reduction in the number of employees requiring protective measures against unacceptable noise levels by 2008 12%

From base year 2006, achieve at least a 20% reduction in the number of employees requiring protective measures against unacceptable workplace exposure to chemicals by 2008 15%

3 Culture of health Number of employees participating in culture of health initiatives 97% of established locations had health promotion activities (We currently do not aggregate employee participation data at the corporate level.)

4 Ensure a workforce that reflects the diversity of the communities everywhere we operate By 2010, the following representation at Alcoa’s management level: Global women: 18% U.S. minority: 15% Global women: 14.6%

U.S. minority: 12.8%

5 Increase workforce performance 100% of salaried employees receiving annual performance feedback by 2006 Approximately 85%

Respect & Protect People: Communities 6 All Alcoa operations understand the communities in which they operate 100% of manufacturing locations will implement the Alcoa Community Framework by 2010 90% of worldwide operating locations had established community programs

7 Contribute to healthier, safer, and more sustainable communities everywhere we operate 40% of employees within a business unit or region volunteered in the community through ACTION, Bravo!, or Month of Service ACTION: 7.73%

Bravo!: 8.54%

Month of Service: 15.99%

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data. 11

Target Metric Progress Achieved Through Year-End 2007

Safe & Sustainable Products & Processes 8 Increase recycling of aluminum 25% recycled aluminum content in fabricated products by 2010; 50% by 2020 Ratio of purchased scrap to total fabricated product shipments was 30%. However, the total amount of recycled metal in our products is somewhat lower since a portion of the purchased scrap would have been included in primary ingot sold to third parties.

Increase the North American used beverage can recycling rate to 75% by 2015 52%

Meet the Needs of Current and Future Generations through Efficient Resource Use

9 Improve resource use to reduce environmental “footprint” From base year 2005: 10% reduction in selected material use by 2010

2006: Collect data

2007: Commence reporting Businesses have worked to identify major raw materials for which a reduction target could be considered.

From base year 2000: 50% reduction in landfill waste by 2007; 75% reduction by 2010; 100% reduction by 2015 52%

Reduce energy intensity by 10% by 2010 We are pursuing several production transformation projects that, if successful, will allow us to achieve this goal.

60% reduction in process water by 2009; 70% by 2010 26%

From base year 1990: 25% reduction in greenhouse gas emissions by 2010. Assuming success with the inert anode technology, a 50% reduction by 2010 33%

10 Practice cleaner production to reduce environmental emissions/impacts From base year 2000: 60% reduction in sulfur dioxide (SO2) by 2010 2 31%

50% reduction in volatile organic compounds (VOCs) by 2008; 60% reduction by 2010 44%

Sustainability Approach

Target Metric Progress Achieved Through Year-End 2007

Meet the Needs of Current and Future Generations through Efficient Resource Use (continued) 10 Practice cleaner production to reduce environmental emissions/impacts 30% reduction in nitrogen oxides (NOx) by 2007; 50% reduction by 2010; 85% reduction by 2015 50%

80% reduction in mercury emissions by 2008; 90% reduction by 2010; 95% reduction by 2015 10%

Zero process water discharge by 2020 Initial efforts to control process water are being managed through the process water reduction target.

Accountability & Governance 11 High audit performance No material weaknesses in the design or operation of internal controls over financial reporting, which are reasonably likely to adversely affect Alcoa’s ability to record, process, summarize, and report financial information Alcoa continued to meet the goal of no material weaknesses in the design or operation of internal controls over financial reporting.

12 Ethics and compliance Resolution of 90% of cases reported on the Compliance Line within 12 working days by 2009 Employee relations calls, including those involving payroll or benefit determination issues, were resolved within 12 working days 62% of the time in 2007. Calls concerning more substantive issues require significantly more time for proper resolution. As such, this metric will be reevaluated in 2008.

Providing this clear measurement of our progress both internally and externally will lead to stronger tactical planning for businesses through an integrated approach.

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data. 13

Corporate Governance

Alcoa is a values-based company. Our values guide our behavior at every level and apply across the company on a global basis. We expect all directors, officers, and employees to conduct business in compliance with our Business Conduct Policies, and we survey compliance with these policies on an annual basis.

Ethics & Compliance

In an effort to continuously improve the effectiveness of our Ethics and Compliance Program, we implemented several new initiatives in 2007 that support and enhance our current processes.

The first initiative was to develop and publish a Leaders’ Guide for all global employees who are in a position to supervise others in the organization. While approximately 156,000 copies of the guide were distributed in 19 languages to all global leaders, its real focus was directed toward mid-level managers, supervisors, superintendents, and employee team leaders. The intent was to reach both hourly and salary employees with this effort. The second initiative was the development and implementation of an exit interview process that incorporates several ethics and compliance-related questions. The impetus behind this initiative is the belief that the ethical climate of Alcoa, as well as any specific code of conduct infractions, can be gauged to some degree through the exit interview process.

Another significant step in the maturation of our ethics and compliance process was the development of effectiveness metrics that help provide an objective assessment of the impact of our ethics and compliance program on our organization. Historically, we have maintained activity metrics, which only measure the degree to which we have deployed our ethics and compliance tools and the extent to which they are utilized.

The Ethics & Compliance Line program illustrates the difference between the two types of measures. While we measure activity (i.e., call volumes, types of calls, regional activity, accuracy of the service provided, etc.), these metrics alone do not indicate the value the line is providing to both Alcoa and our employees. To gauge effectiveness, calls into the line are analyzed on multiple effectiveness metrics, including the percentage of calls that are anonymous and the ratio of inquiries versus allegations of wrongdoing.

Human Rights

Alcoa is a global enterprise that does business in many dynamic markets. We rely on our culture in the first instance—Alcoa employees living Alcoa’s values—to ensure that we conduct business in a way that respects human rights.

We respect all national laws and international human rights norms. The values and principles that underpin these laws and norms inform and guide our own policy and behavior. While the primary responsibility for human rights lies with the various governments, we are committed to helping them avoid human rights violations.

Within our own operations, we strive to maintain high standards in the human rights area despite operating in many diverse locations. To achieve this, we apply human rights to every-

Key Challenge

Corruption

Goal: Zero violations of Alcoa’s anti-corruption policies.

Challenge: Alcoa is entering or expanding operations in regions of the world known to be prone to a high degree of corruption, as validated by several international corruption rating agencies. The challenge is to ensure Alcoa employees understand and abide by our policy of zero tolerance for bribery and other corrupt activities. Breaking this policy could result in damage to Alcoa’s reputation, legal sanctions, and significant costs.

Geographical Differences: What is considered corrupt in one country may be an accepted form of doing business in another. For example, people in some cultures view bribery as an accepted means of taking care of family responsibilities. In reality, bribery often violates the laws of their country.

Strategy/Key Actions: Employees of Alcoa must abide by the company’s policies, one of which specifically states Alcoa will be in compliance with all laws and regulations. Actions to bring a higher degree of vigilance to ensure compliance include:

Training on anti-corruption;

Anti-corruption certificates for agents, distributors, and representatives that assert these individuals and companies understand Alcoa’s policies and attest their willingness to abide by those policies;

Increased audits and risk assessment;

A compliance hotline that can be used to report any suspect business practices; and

Appropriate disciplinary actions when infractions are discovered.

Corporate Governance

thing we do. For example, we have a robust program focused on diversity and inclusion, and we hold our senior management accountable for championing and endorsing these initiatives.

One of our key challenges in the human rights area is ensuring this policy is integrated into the values system throughout our global operations. Ensuring compliance is difficult, but we have created numerous methods to identify noncompliance.

Our Human Rights Policy is available on our internal website in 21 languages and dialects. We also publicly post our policy on alcoa.com so stakeholders worldwide can—and do—alert us to potential issues regarding this policy. Our internal systems also support compliance with this policy. For example, the Ethics & Compliance Line permits employees and external stakeholders to report policy violations on a confidential basis and in their own language.

Annually, we conduct a Business Conduct and Conflict of Interest Survey that requires certification of compliance with all business conduct (including applicable laws and regulations), anti-corruption, and conflict of interest policies. In the jurisdictions in which we employ a majority of our employees, there are laws applicable to most of the areas in our policy, including child labor, freedom of engagement, equality of opportunity, and compensation.

In developing our growth projects, we focus great attention on the needs of indigenous people and the engagement of stakeholders. We also have a rigorous internal audit system that includes, as part of a site visit, interviews with all key location managers on compliance with local laws. In 2008, we added a specific interview question regarding management compliance with our human rights policy.

Within our human resources area, we have a robust program focused on diversity and inclusion, and we hold our senior management accountable for championing and endorsing these initiatives.

Assurance

We use a variety of means to incorporate assurance into our projects and processes worldwide, as well as our sustainability reporting. These include:

Internal processes, such as auditing, annual employee surveys, robust metrics systems, and location health and safety committees;

Programs and processes that involve external stakeholders, such as Securities and Exchange Commission filings, community advisory panels, environmental improvement plans, environmental and social impact assessments, and partnerships with other organizations;

External awards and recognitions, many of which are bestowed after quite rigorous research and benchmarking processes by independent reviewers, such as the Dow Jones Sustainability Index;

External standards that we use to guide our internal policies and standards;

External principles that we subscribe to or endorse, such as The Business Roundtable Principles of Corporate Governance; and

The sustainability report review panel (see page 2).

Alcoa Values

Integrity

Alcoa’s foundation is our integrity. We are open, honest, and trustworthy in dealing with customers, suppliers, coworkers, shareholders, and the communities where we have an impact.

Environment, Health, and Safety

We work safely in a manner that protects and promotes the health and well-being of the individual and the environment.

Customer

We support our customers’ success by creating exceptional value through innovative product and service solutions.

Excellence

We relentlessly pursue excellence in everything we do, every day.

People

We work in an inclusive environment that embraces change, new ideas, respect for the individual, and equal opportunity to succeed.

Profitability

We earn sustainable financial results that enable profitable growth and superior shareholder value.

Accountability

We are accountable—individually and in teams—for our behaviors, actions, and results.

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data.

Environment

Operating in a manner that protects and promotes the health and well-being of the environment is a core value to Alcoa.

Our environmental goals are aggressive; they are not intended to be easily achieved just for the sake of positive communications. They were developed to stimulate designing for the environment during process optimization and growth projects, which requires technical innovation and collaboration. While this approach is more difficult and costly, we believe it will allow us to manage the uncertainty of ever-changing environmental regulations and, more importantly, justify our being a company of choice for future growth opportunities around the world.

We continued to make good progress on several of our strategic targets in 2007, most notably the reduction of sulfur dioxide (SO2), nitrogen oxide (NOx), and volatile organic compounds (VOC) emissions from our operations. We are also pursuing some research and development projects that explore innovative and cost-effective applications that will hopefully drive even further reduction of these emissions.

Our major challenges remain the reduction of mercury emissions from our refineries and the reduction of freshwater consumption. While we incrementally made progress on both of these targets in 2007, we continue to research innovative methods for achieving better results.

Material Use & Recycling

Alcoa is one of the largest and most fully integrated aluminum companies in the world, which means that we have the capabilities to extract raw materials, process them into aluminum, convert the metal into end-use products or make them available to others for further processing, and recycle aluminum products at the end of their useful life. We are aware of the importance of materials flow throughout the economies of the world, and we recognize the need to make efficient use of all raw materials and natural assets.

Recycled metal from products like used beverage cans (UBCs), end-of-life vehicles, demolished buildings, and discarded consumer products continues to be an important source for our basic material, and its importance will keep growing. In 2007, we purchased and recycled 938,000 tons of aluminum scrap. This is slightly lower than the volume captured in 2006, primarily due to some availability issues in Europe.

In early 2008, we announced an aggressive goal to raise the UBC recycling rate in North America from its current 52% rate to 75% by 2015. To help us achieve this goal, we created the position of director of corporate metal recycling strategy in 2007.

Key Challenge

Water

Goal: From base year 2000, 60% reduction in process water by 2009; 70% by 2010.

Challenge: As we seek to grow around the world to meet the increasing demand for aluminum, we must be acutely aware of the growing concern regarding water quality and supply. Reducing the use of freshwater in our operations will make more available to meet the needs of the communities in which we operate and also reduce the volume of wastewater we discharge.

Geographical Differences: In some parts of the world where we operate, such as Australia, the availability of water is a significant concern to community and government stakeholders. In others, we contend with excess water, such as stormwater runoff, that requires separate management strategies.

Strategy/Key Actions: In 2007, we completed a basic risk profile for our significant water use plants to allow us to prioritize future projects in regions where action is most needed.

Key actions to reduce our water usage include:

Developing, evaluating, and deploying innovative and low-cost sustainable water management technologies and approaches;

Using secondary sources of water, such as agricultural runoff and treated effluent;

Increasing the use of water recovered or recycled from our processes; and

Collaborating with other businesses and non-governmental organizations, such as the World Business Council for Sustainable Development, on best practice and technology sharing.

Claudette Harris

Staff Systems Analyst

Jamalco, Jamaica

“Sustainability means using resources so that the environment is not depleted.”

Environment

Aluminum Metal Recovered by Alcoa from Purchased Scrap

(thousands of metric tons)

2000 712

2003 696

2004 625

2005 821

2006 984

2007 938

0 200 400 600 800 1,000

Energy

As climate change legislation emerges around the world at an accelerated rate, we have led industry efforts to enact policy that promotes a market-based incentive to deliver an adequate supply of low to no carbon-emitting energy sources, without unduly burdening industry and affecting global competitiveness.

We are committed to reducing the energy requirements for all of our operations and will continue to develop and deploy improved energy monitoring and management systems and utilize more efficient equipment and processes when capital equipment changes are needed.

We also continue to evaluate the use of renewable energy sources. We have selected solar energy as a potential renewable energy source for several of our facilities. We completed three installations in 2007 and are currently monitoring data to determine the cost implications of future installations.

We are using and evaluating biodiesel fuel for mobile equipment and baking furnaces, and we continue to develop hydroelectric resources where possible. In 2007, we started up our newest smelter, which is powered from a hydroelectric facility developed in partnership with the Icelandic government and Landsvirkjun, the national energy producer. We also started construction in Brazil on the 210-megawatt Serra do Facão hydroelectric facility in 2007.

Distribution of Total Energy Used (percent)

Oil Gas Coal Hydro Grid1

2000 8.5 17.6 34.5 36.7 2.7

2003 8.5 17.0 35.4 36.1 3.0

2004 9.1 17.4 36.1 34.3 3.0

2005 9.2 16.9 33.7 37.1 3.0

2006 8.5 15.0 25.2 36.1 15.2

2007 9.2 16.4 25.7 41.3 7.4

1Purchased electricity where the source of the power is not fully defined.

Represents distribution of gigajoules from all purchased and self-generated electricity plus all fuel used.

Water

Our goal of a 60% reduction in water use by 2009 and 70% by 2010 from a base year of 2000 remains a challenge. We continued to improve in 2007, increasing our reduction to 26%.

In 2007, we completed a basic risk profile for our significant water use plants. This profile numerically scored the risks associated with short- and long-term availability, use rates, and management costs to allow us to prioritize future projects in regions where action is most needed.

Since water is most significantly used in our refining and ingot casting operations, we are evaluating methods to capture water (and heat) lost through evaporation in refining and innovative ways to re-circulate ingot cooling water. We are also reevaluating quality requirements to assess the validity of using secondary sources of water in our processes. This will reduce both the need to extract freshwater and discharge water to the environment, giving us time to explore process changes that might lead to reduced water demand overall.

Total Process Water Use

(millions of kiloliters)

2000 143.0

2003 103.8

2004 98.6

2005 105.7

2006 103.4

2007 106.1

0 30 60 90 120 150

Increase in 2007 is due to first time inclusion of water use from our two rolling mills in Russia. The 2007 data from these two plants have also been added to the 2000 baseline year to adequately reflect the company’s overall performance in 2007.

Biodiversity

Consistent with our environmental policy and published position on sustainable development, we actively endorse the concept of conservation of biodiversity by operating worldwide in a manner that minimizes effects on natural habitats and biological resources.

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data.

We uphold a commitment not to explore or mine in World Heritage Sites. We are also committed to avoiding legally designated protected areas where strict nature conservation is the management objective. More broadly, we endorse the concept of multiple land use where possible, having successfully operated mines in sensitive native ecosystems and demonstrated our ability to avoid impacts to protected species and targeted values and to reestablish complex ecosystems.

With the increasing concern for controlling greenhouse gas emissions and their impact on climate change, we also look to incorporate carbon offsetting opportunities in the revegetation and restoration work we perform.

During 2008, we will be developing a template for biodiversity management plans that all of our locations with substantive land holdings will be required to develop. We will be seeking advice from stakeholders and consulting with site personnel.

Mining Land Disturbed/Land Rehabilitated

(hectares)

Area Disturbed (annual)

Area Rehabilitated (annual)

Open Mine Area (cumulative)

0 2,000 4,000 6,000 8,000 10,000

2000

2003

2004

2005

2006

2007

995

1,172

1,221

824

1,071

1,026

2,097

1,276

1,235

1,634

1,451

1,056

0 600 1,200 1,800 2,400 3,000

7,626

7,002

6,960

7,668

7,468

7,291

Area disturbed means annual land used in each reported year for mining or for mining infrastructure (roads, shops, crushing equipment, conveyors). Area rehabilitated means annual land returned to nature or to productive use (such as farming) after mining or decommissioning of mine infrastructure in each reported year. Open mine area is the cumulative area of land that has not been rehabilitated (including active mines and land used for mining infrastructure). One hectare equals approximately 2.5 acres.

Case Study

Less to Landfill Creates Funds for Community

More than 170,000 used plastic cups from Alcoa’s Primary Growth Products office in São Paulo, Brazil, are no longer destined for the landfill each month under a waste minimization program that not only reduced overall landfill waste by 48% in just two months but also generated revenues for a local organization working with the homeless and unemployed.

Implemented in March 2007, the Conscious Environment Program was created to reduce five metric tons of office waste each month to meet Alcoa’s global sustainability goal of a 50% reduction in landfill waste by 2007 and a 100% reduction by 2015. The program emphasizes education and communication to promote changes in the consumption and waste disposal routines of the office’s 900 employees.

The first step in the program was the formation of a cross-discipline team to spearhead the effort, which began with an analysis of the office’s waste stream. This analysis helped pinpoint where and what kind of waste was being created, as well as the means of its disposal. The major finding was that recyclable material, primarily paper, accounted for 85% of the 4,840 kilograms (10,670 pounds) of waste generated and sent to the landfill monthly.

Changing the office culture surrounding the consumption, disposal, and collection of waste within the offices required extensive education and communication prior to the implementation of new requirements. Lectures on waste minimization and segregation were supported by a communications campaign as well as humorous skits presented by trained actors.

Specific actions implemented at the office included the following:

Eliminating individual waste baskets;

Creating centrally located disposal stations to collect and segregate a variety of materials;

Replacing disposable cups with mugs and squeeze bottles; and

Using water served in pitchers instead of bottled water during meetings.

As a result of these activities, the amount of recyclable waste collected each month jumped from 660 kilograms (1,455 pounds) to 2,340 kilograms (5,159 pounds)—an almost four-fold increase. Conversely, the monthly waste to landfill declined to 2,500 kilograms (5,511 pounds).

Most recyclable waste is donated to the Cooperative of Production, Collection, Screen, and Processing of Recyclable Materials, a non-governmental organization that provides jobs to the homeless and unemployed. The US$670 in monthly revenues from the Alcoa waste material covers the monthly income of two cooperative members.

Environment

Emissions, Effluents, & Waste

While our ultimate goal is to eliminate the waste created, we very closely manage the wastes we do generate, using modern technology for discharge treatment and control. We also maintain a very robust environmental compliance tracking system that ensures rapid corrective action of any upset conditions and best practice sharing to ensure that all of our operating locations minimize the potential for unacceptable impacts to the environment. In 2003, we achieved our target of reducing greenhouse gas emissions by 25% below 1990 levels by 2010. In 2007, we achieved further reductions in direct emissions linked to our closure of three lignite-based power units in Rockdale, Texas, USA, bringing our total reduction to 33% from 1990 levels. We have also made considerable progress on some of our other emission targets, such as NOx and VOC emissions (reductions of 50% and 44%, respectively). The reduction of mercury emissions remains a significant challenge for us. While our reduction improved from 2% in 2006 to 10% in 2007, we have much ground to gain to meet our goal of an 80% reduction by 2008.

We have set a goal to have zero waste disposed in landfills by 2015, with a short-term goal of a 50% reduction in landfilled waste by 2007 from a base year of 2000. Many of our facilities throughout the world have made great strides in reducing the waste they landfill, helping us achieve this goal in 2004. While we have been able to make further reductions in landfilling routine production-based wastes, these were offset by several non-routine projects, such as pot line dismantling and process equipment upgrades.

We continue to make progress in converting a significant waste from our smelting process—spent pot lining (SPL)—into an energy and mineralizer resource for cement kilns, recycling 23% of the SPL we produced in 2007. While this is up from the 17% we recycled in 2006, progress has been slower than desired. We are aggressively working to expand the market for this material, and this should allow for rapid increases in volumes recycled in the next few years.

We are also exploring additional opportunities to use bauxite residue—a significant byproduct of the alumina refining industry—as a source material for a variety of applications. In addition, we have developed, tested, and, in some cases, implemented process modifications aimed at reducing the environmental footprint of residue storage and chemically rendering the material so it is more suitable for re-use or long-term management.

Emissions

Direct GHG Emissions (million metric tons of CO2 equivalents) SO2 (thousands of metric tons) NOx (thousands of metric tons) VOCs (thousands of metric tons) Mercury (thousands of kilograms) Fluoride (kilograms/metric ton of aluminum produced)

2000 38.3 309.2 65.7 18.7 4.35 0.95

2003 33.7 289.1 53.6 13.2 3.50 0.84

2004 33.7 291.4 51.3 11.6 4.16 0.83

2005 34.4 271.6 44.7 11.6 3.99 0.80

2006 33.9 261.5 42.6 11.9 4.24 0.74

2007 31.1 214.6 32.8 10.4 3.93 0.71

Alcoa measures its progress on GHG emissions against a 1990 baseline, which was 46.1 million metric tons. The fluctuation in mercury emissions is directly linked to variation in the amount of bauxite processed in our refineries.

Waste

Total Wastes Generated (millions of metric tons) Total Wastes Landfilled1 (thousands of metric tons) Total Wastes Sold or Recycled (thousands of metric tons)

2000 1.76 858 888

2003 1.64 474 1,259

2004 1.49 369 1,097

2005 1.65 361 1,045

2006 1.60 371 1,042

2007 1.61 412 999

1Does not include bauxite residue. Increase in landfilled waste in 2007 is due to additional spent pot lining associated with potline demolition work and treated at our Gum Springs, Arkansas, facility, as well as some one-time wastes associated with expansion or process modification.

Spent Pot Lining Generated

(kilograms per metric ton of aluminum produced)

2000 20.7

2003 20.8 2004 21.6 2005 21.0 2006 20.0

2007 21.6

0 5 10 15 20 25

Bauxite Residue Generated

(metric tons per metric ton of alumina produced)

2000 1.25

2003 1.31 2004 1.27 2005 1.31 2006 1.38

2007 1.40

0 0.5 1.0 1.5

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data.

Health & Safety

Health

To achieve our ideal state of zero work-related illnesses and injuries and improved health and well-being for all employees, we strive to identify and quantify health risks in the following categories:

Chemical, physical, and biological agents present in Alcoa locations from our manufacturing processes, operations, or products;

Work-related injury that may be triggered or exacerbated by non-workplace factors; and

Acute and chronic disease that may be associated with, or impacted by, workplace factors.

With the health risks identified, we systematically eliminate or control the identified risks through a balanced scorecard approach to planning. We establish and track long-term and incremental targets to quantitatively monitor progress toward achieving our stated goals and the ideal state. Global cross-functional lead teams are commonly established to comprehensively address specific target areas, such as ergonomics.

The following are recent achievements in health:

Through the end of 2007, we had 4,568 (12%) fewer employees work in areas with exposures above the occupational exposure limits (OELs) for noise, and 3,830 (15%) fewer employees work in areas with exposures above the OELs for chemicals, as compared to the 2006 baseline;

Between 2002 and 2007, the proportion of all recordable injuries that were ergonomic-related went from 32% to 19%, a 41% decrease; the proportion of lost workday cases due to ergonomic issues went from 36% to 26%, a 28% decrease; and

Our overall reported annualized incident rate of new work-related hearing shifts was 0.42% at the end of 2007, against a target of 1%.

Safety

Successful safety systems are built on a foundation of values and principles, with the cornerstones being anchored in place by people, trust, and production system stability.

The following are the four main activities undertaken in support of our safety system:

Assessing the risks, aspects, and impacts associated with our products, services, and operations;

Developing and implementing operational controls with built-in layers of protection;

Monitoring and maintaining the risk assessment, controls, and implementation to ensure they are current and effective; and

Reacting to correct gaps in our protective systems and continuously improve system stability.

We believe world-class safety performance is attainable through dedicated effort, and one of our guiding principles is that we value human life above all else and manage risk accordingly. One life lost is one too many. Unfortunately, we experienced 36 fatalities between 2000 and 2007, including five in 2007.

During 2007, we actively participated in the National Forum on Fatality Prevention in the Workplace, which was funded by an Alcoa Foundation grant. We also reviewed approximately 30 historical fatalities and other high-consequence events with the assistance of an independent third party to evaluate the systemic root causes of catastrophic incidents. In addition to fatality prevention, the 2008 continuous improvement plan will continue to target hand/finger and employee-new-to-the-job injuries. Employees new to the job experienced 33% of our total recordable injuries in 2007, while hand/finger injuries accounted for approximately 26%. Overall, the 2007 total recordable injury rate for employees new-to-the-job improved by 14% over 2006 results, and the hand/finger injury rate improved by 15%.

Suzanne Bannerman

Physiotherapist and Ergonomist

Pinjarra Alumina Refinery, Australia

“Sustainability for me is using our resources wisely and always looking for opportunities to minimize our ‘carbon footprint.’”

Health & Safety

Key Challenges

Chemical Exposure Control

Goal: From a 2006 baseline, reduce by 20% either the number of employees who work in areas with chemical exposures that exceed our defined occupational exposure limits (OELs) or the magnitude of these exposures by year-end 2008.

Challenge: OELs are continually being lowered around the world, and some values of relevance to the aluminum industry are approaching the limits of detection. We sometimes establish our own internal company limits for critical chemicals, and these are typically more stringent than even the most conservative regulatory limits. As a result, new groups of employees are identified as working in areas with exposures exceeding the newly defined OELs, thus potentially prolonging our long-range effort to eliminate all employees from overexposure areas.

Geographical Differences: For some substances, country and regional OELs can vary widely. Various regulatory agencies and advisory groups around the world may not always be synchronized on their respective agendas or methodologies, although there has been some effort in recent years to move in that direction.

Strategy/Key Actions: As newly established OELs become increasingly lower, additional strategies are often necessary to control to these limits. This may require significant adjustments in work practice controls, personal protective equipment, or engineering controls. The implementation of these additional control strategies requires engagement of all relevant business unit stakeholders, as well as the unions. Where appropriate, Alcoa is an active participant in the external OEL-setting process.

Fatality Elimination

Goal: Zero fatalities.

Challenge: Many of our manufacturing operations have inherent fatality risks that must be eliminated or mitigated. Future challenges in achieving this goal include:

Retention of talent, institutional knowledge, and experience, as a large percentage of our most seasoned safety professionals will be transitioning out of the workforce in the next five to seven years;

Recruitment of new employees in developing countries, where workers often come from rural areas with little or no industrial experience upon which to calibrate their perception of risk; and

An increase in the number of new employees—a group that tends to suffer higher on-the-job accident rates.

Geographical Differences: Fatality risk profiles differ by region, both within and external to Alcoa. The International Labour Organization (ILO) concluded that work-place accidents have leveled off in many industrialized or emerging market economies. However, other countries currently experiencing rapid industrial growth, such as those in Asia and Latin America, are experiencing more fatalities.

By comparison, Alcoa operations in China have worked fatality-free (2003-2007) in a country where the estimated number of workplace fatalities has risen to almost 90,000 per year. We did experience one employee fatality in Latin America during the same period.

Similar trends have been identified by the ILO relative to construction fatalities in Latin America, where rapid growth in the construction industry segment appears to be linked to an increase in fatalities within the region. Our experience is that the more remote construction projects in this region often have a higher risk profile. A 2006 fatality at our Juruti mine project in Brazil, which includes a railroad and port facility, stands as a reminder that we are not immune from those risks. The contractors on the project worked 15 million hours without a lost workday and achieved an impressive total recordable rate of 0.31 through early 2008. Our track record relative to construction safety remains one of the best in the Latin American region.

Strategy/Key Actions: Through a focused fatality prevention program, we are instilling in our employees and contractors a safety culture that involves recognizing risks, wearing personal protective equipment, following established procedures, and reporting unsafe conditions. In 2007, we reviewed approximately 30 historical fatalities and other high-consequence events with the assistance of an independent third party to evaluate the systemic root causes of catastrophic incidents.

We continue to test how our management systems contribute to fatalities and what predictive or leading indicators might be used to signal when we are moving closer to an at-risk condition and/or a weakness in our protective systems.

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data.

Case Study

An Evolving World-Class Safety Culture in Iceland

Integrating the world-class safety standards of Alcoa and Bechtel, combined with strong leadership support of safety throughout the construction of Alcoa's first new aluminum smelter in more than two decades, reduced injuries and served as a catalyst for increased safety awareness in Iceland.

The three-year Alcoa Fjarðaál construction project in East Iceland logged 11.5 million man hours with a total of six lost workdays and 34 recordable injuries. An average of 1,300 people were on the site each day, working either for Bechtel or one of the project's 100-plus contractors and subcontractors.

"This project has brought a totally different safety culture to Iceland," said Gestur Pétursson, EHS manager for Iceland-based subcontractor Inpro. "The main difference is the level of commitment and involvement on behalf of the management team. Safety is part of their management philosophy."

Alcoa's safety strategy for the Fjarðaál project was to team with contractor Bechtel to design safety systems that would achieve a zero-incidents goal. The first step was integrating Alcoa's standards, which weren't as geared toward construction, with those of Bechtel, which were. Bechtel was responsible for managing the safety component of the project, with the Alcoa team providing input and oversight.

"We had a number of challenges to overcome," said Joseph Zoghbi, Bechtel's ES&H manager for the project. "The safety culture was completely different, so there was a very steep learning curve for the local employees. There was also a shortage of local labor due to the remoteness of the project. We imported 1,500 Polish workers, and we had to overcome cultural and language barriers to build the Alcoa/Bechtel safety culture."

The multi-tiered safety strategy included the following components:

- **Incident management**—A system to record and investigate all incidents, including near-misses, was put in place at the beginning of the project.
- **Contractor selection**—All contractors underwent a prequalification process with an emphasis on safety performance and training. Safety performance was also included in the project's scope of work and terms and conditions.
- **Training**—Each worker had to participate in a week-long training session that included an introduction to all safety regulations and task-specific training.
- **Hazard control**—The project included detailed programs on fall protection, excavation, electrical safety, mobile equipment, and more.
- **Audits**—Alcoa conducted periodic safety audits in addition to Bechtel's own audit structure.

Alcoa and Bechtel also sponsored the creation of an Icelandic safety association called the Green Cross to improve safety at work and home. Members include industry representatives, labor unions, and the Iceland Administration of Occupational Safety and Health.

"The Alcoa project has already affected the overall safety culture on the island," said Pétursson. "For example, several major purchasers of contractor services are reviewing their selection procedures and methods to emphasize environment, health, and safety as key criteria. In addition, local employees who worked on the Fjarðaál project learned the safety culture and have begun to push for it on other projects."

He adds, "Companies, even those outside of construction, are now asking how they can be like Alcoa and Bechtel. World-class performance like these two companies have doesn't happen overnight, but Icelandic firms are starting on that path because of this project."



Total Fatalities
Employee
Contractor
2003
3
1
2004
2
1
2005
2
4
2006
2
4
2007
4
1
0
2
4
6
8
10



Lost Workday Incident Rate
Alcoa
U.S. Manufacturing Average
2003
0.19
1.6
2004
0.13
1.6
2005
0.12
1.5
2006
0.11
1.4
2007
0.12
0
0.5
1.0
1.5
2.0

2007 Bureau of Labor Statistics U.S. manufacturing industry average not available. Lost workday (LWD) incident rate represents the number of injuries and illnesses resulting in one or more days away from work with or without days of job transfer or restrictions per 100 full-time workers. As of 2008, we are reporting rolling LWD rates to more accurately reflect the lost time that occurs in a subsequent year but is recorded against the initial injury date and year. As a result, the rates reported in prior years may show slight variation from quarter-to-quarter and year-to-year.



Total Recordable Incident Rate
Alcoa
U.S. Manufacturing Average
2003
2.02
6.8
2004
1.85
6.6
2005
1.47
6.3
2006
1.33
6.0
2007
1.35
0
2
4
6
8

2007 Bureau of Labor Statistics U.S. manufacturing industry average not available. Total recordable incident (TRI) rate represents the number of injuries and illnesses resulting in days away from work, job transfer or restriction, medical treatment, or other recordables per 100 full-time workers. As of 2008, we are reporting rolling TRI rates to more accurately reflect lost time and restricted or medical treatment that occurs in a subsequent year, but is recorded against the initial date and year. As a result, the rates reported in prior years may show slight variation from quarter-to-quarter and year-to-year.

22

Our People



Our people are the foundation of our success throughout the world. Our goal is to attract, develop, and retain the best talent and create an environment that enables each employee to contribute to our collective success.

Diversity & Inclusion

Our strength as a company is the many perspectives that our people bring to the workplace. This is how we define diversity.

Alcoa's chief executive officer, chief operating officer, and executive team hold the organization's leadership accountable to endorse and actively champion the company's diversity initiatives. Leadership accountability for diversity is integrated into the overall business strategy, and the results are tied to incentive compensation.

Key diversity developments in 2007 include the following:

- Each business unit developed a diversity performance initiative aligned with our corporate diversity and inclusion strategy;
- We introduced coverage for domestic partners (of either gender) under the U.S. health and welfare plans;
- Continued expanding the reach and initiatives of our existing corporate-wide employee networks—the Alcoa Women's Network and Alcoa African Heritage Network—and site-based networks; and
- Launched the Employees at Alcoa for Gay and Lesbian Equality (EAGLE) corporate-wide network.

Key Challenges

Diversity & Inclusion

Goal: Value and leverage the differences among our current and future employees to create an inclusive, high-performing work environment.

Challenge: We are working to both eliminate internal barriers to assure all employees participate and develop a reputation externally as an employer that values diversity and inclusion.

Geographical Differences: The cultural and regulatory differences in our global communities require us to develop region-specific strategies and programs.

Strategy/Key Actions: We have created a multi-pronged strategy that includes:

- Supporting a diverse group of employee networks;
- Developing business-based strategies to improve our diversity and inclusion; and
- Integrating leadership accountability for diversity into the overall business strategy and tying the results to incentive compensation.

Talent Management

Goal: A talented, high-performing employee workforce.

Challenge: In today's competitive labor market, we must retain and develop employees so they can perform effectively and be prepared to take on new roles.

Geographical Differences: Not significant.

Strategy/Key Actions: We have numerous programs and initiatives aimed at talent development, including:

- A performance management process;
- A people review process that assesses our top executives and managers globally;
- Learning Express, a self-service online learning management system;
- Executive leadership development programs; and
- The Alcoa Campus Partnership Program to recruit new talent through relationships with more than 20 key U.S. universities.

Number of Employees


2003
120,000
2004
119,000
2005
129,000
2006
123,000
2007
107,000
0
50,000
100,000
150,000

Alcoa does not aggregate global data differentiating part-time from full-time employees. Decline in employment numbers due to a series of divestitures.

Global Women in Leadership Positions

	Manager (percent)	Senior Managers (percent)	Executives (percent)
1999	9	7	2
2005	14	10	8
2006	14	10	9
2007	15	14	10

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data. 23

Compensation

Our compensation programs are designed to support our business strategy by rewarding behaviors that deliver results against business goals. The programs drive performance to meet the expectations of our internal and external stakeholders.

We use a total compensation approach in each of our respective global markets by incorporating base and variable pay, along with appropriate benefits. We ensure that our compensation meets or exceeds legal minimums and is in full compliance with all applicable laws in all jurisdictions in which we operate. To attract, retain, and motivate our employees, we reward them at a level that is competitive within the relevant labor market. We target our compensation at the median of competitive industry standards and conduct annual compensation and benefits benchmarking in each of our labor markets to ensure we remain competitive. Through strong individual, team, or company performance, employees have the opportunity to earn above-target compensation. We face several challenges in designing and executing our compensation approach:

Growing competition in the market for leadership talent has resulted in more pressure to attract new talent and retain our existing leaders;

New markets, such as Russia and China, have a more volatile compensation environment and require a more flexible approach to attract and retain top employees; and

Rising benefit costs have led us to explore new ways of making our benefit programs effective for our employees while limiting long-term liability for Alcoa.

Labor Costs

(billions of US dollars)

2003 6.1 2004 6.3 2005 6.6 2006 6.7

2007 6.1

0 2 4 6 8

Includes salaries plus employee expenses for external training, transfer and relocation, expatriate costs, workers’ compensation, travel, recognition and rewards, medical expenses, meals, recruitment, transportation, education, work clothes, retiree medical, and other employee-related expenses. Excludes contract and temporary labor and computer- and communications-related expenses.

Case Study

Leadership Succession in Russia

Increasing the active involvement of Russian managers in leading the Alcoa Russia organization is an important part of integrating acquired Russian facilities into the Alcoa system.

After acquiring the Samara and Belaya Kalitva fabricating facilities in 2005, Alcoa brought numerous specialists from its facilities in 12 countries to deploy its practices in operations, commercial activities, and corporate governance at these new Russian locations. In 2007, the development and implementation of a leadership succession plan is providing for a smooth replacement of the foreign Alcoa employees with their Russian counterparts. In its succession approach, Alcoa Russia both promotes internal talent and hires external candidates. Development of internal leaders is the primary focus, as this attracts people who are already familiar with the operations and who have shown commitment to their location. The approach also helps talented people inside the organization realize their potential.

The succession process begins with expatriate leaders identifying the most promising people in their function. These candidates are put into two categories: managers who are ready to fill the leadership position and those who need extra support and mentoring if placed in the job immediately. The leader then creates an individual development plan for the named successor that defines objectives to support the individual’s development, actions needed, milestones, target dates, and resources that will help achieve the objectives. Alcoa training, such as leadership and management skills and the executive leadership development program, are an important part of this plan. All are also part of the training regime for external hires, who are sourced when no internal candidates are found.

Implementation of the succession approach in 2007 helped Alcoa Russia promote Russian managers to the following leadership positions: controller, finance director, procurement and logistics director, country manager, and forging deputy lead. On January 1, 2007, Alcoa Russia had 52 expatriates on it staff. It finished the year with 31—a 40% reduction. Additional successions are slated for 2008.

Our People

Talent Management

We are keenly aware of the changing climate with respect to the tightening labor market, and we have adopted an approach that has four key elements: acquisition, assessment, development and retention/deployment. In 2007, approximately 85% of salaried employees participated in our performance management process. We also conducted a global assessment of the top executives and managers, and more than 1,200 leaders were reviewed in 2007 to inventory and assess the depth of our talent, and plan development opportunities to meet the needs of the individual and organization.

In 2007, Learning Express—our self-service online learning management system—was available to our employees in Asia, Brazil, France, Hungary, Iceland, the Netherlands, the United Kingdom, the United States, as well as parts of Mexico,

Wade Hughes

Director of Public Strategy Global Primary Products Growth, Energy, Bauxite, and Africa

“If there is a universal template for sustainability, it will be found in tolerance and willingness to work together to satisfy often competing aspirations and needs, while being responsive to the ever-changing capacity of the planet to support us.”

Costa Rica, and Canada. More than 156,000 training records were tracked for instructor-led courses and more than 38,000 for online courses in 2007.

We use a variety of methods to educate our employees on sustainability. For example, the theme of the 2007 annual leadership meetings in Europe and Brazil was sustainability. Our employees also attend sustainability-oriented programs and courses conducted by independent organizations, such as the University of Cambridge and the Sustainable Enterprise

Academy. In addition, we expanded our internal sustainability website in 2007 to provide employees with additional insight on how they can integrate sustainability into not only their business practices but also their daily lives.

Employee Relations

In 2007, we conducted our second annual global employee engagement survey—Global Voices, One Company. The overall response rate remained high at 69%, although this was slightly down from the 2006 participation of 70%. Overall employee engagement increased to 50% in 2007 from 49% the prior year.

During 2006 and 2007, we reviewed survey results with employees and put action plans in place to improve the overall engagement levels. We will again identify action items based on survey feedback, and we will work to improve the year-over-year results.

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data.

Community

Community matters to Alcoa. Communities hold our franchise to operate, and we need their resources, infrastructure, markets, and workforce to thrive. We owe them our integrity, our careful stewardship of the environment, and our ability to offer jobs and community support. It’s a mutual compact serving mutual interests. It lasts over time. It’s expressed in our values and goes further to support our sustainability goal of delivering net long-term benefits to our many stakeholders.

Combined Community Investing

In 2007, Alcoa Foundation provided more than US$28 million in grants in 36 countries where Alcoa operates, with Alcoa and Alcoa-related foundations contributing another US$21 million to support projects and partnerships with non-governmental organizations (NGOs) around the world. Communities where Alcoa has a presence are the primary focus of these grantmaking programs. Alcoa Foundation continued to develop its US$9.2 million Conservation and Sustainability Fellowship Program, which is advancing knowledge in the field of conservation and sustainability through research fellowships to outstanding academics and practitioners from NGOs.

The Foundation also continued to build its conservation and sustainability portfolio of strategic, longer-term partnerships by funding larger, visible programs and working with partners to build in measurable metrics and evaluation. These include the following:

Conservation International and affiliates in Brazil, China, and Guinea;

Jane Goodall Institute in China and Guinea;

Rainforest Alliance in Honduras, Mexico, and Vietnam;

The Nature Conservancy in Australia, China, and the United States;

World Resources Institute in Brazil, China, and the United States; and

World Wildlife Fund in China and Nepal.

Alcoa Foundation increased its investment in climate change initiatives for practices to decrease greenhouse gas emissions and increase the use of renewable energy. These investments also encouraged broader involvement of multi-sector stakeholders in climate change policy, development and use of climate change mitigation and adaptation approaches, and academic and applied research to find solutions to climate change issues and problems.

Key Challenge

Consistency in Community Consultation

Goal: Ensure Alcoa approaches community consultation in a consistent manner globally while recognizing local circumstances.

Challenge: A variety of factors, including cultural and socio-economic issues, hinder us from using a formulated approach to community consultation.

Geographical Differences: In the communities in which we operate, there are widely varying means in which to conduct community consultation. In Guinea, for example, many meetings are held under trees with photographs and drawings to overcome literacy issues. In Iceland, we instituted a very sophisticated process for stakeholder engagement for a new smelter project.

Each of our locations must tailor its community engagement to best fit the needs and expectations of its stakeholders.

Strategy/Key Actions: All of our locations are required to implement the Alcoa Community Framework by 2010 to establish a consistent level of community citizenship. The framework allows for great local flexibility and results in a variety of community engagement opportunities.

Other means by which we ensure consistent consultation is to engage stakeholders early in the development process for a new facility and or expansion of an existing one. We also seek engagement with a broad representation of the community—proponents as well as opponents.

Community

Case Study

Workshop Helps Rural Women in India Gain Entrepreneurial Skills

A four-day workshop funded by a US$2,700 grant from Alcoa helped first-generation rural women entrepreneurs in India acquire some of the basic skills necessary to run and expand their small businesses.

The women and a partner operate a small kiosk from their home, at an offsite space, or in a rural market as part of a program run by the Drishtee Foundation. Through the kiosks, these entrepreneurs can provide services like computer education, insurance and financial services, and more. They also sell products of value to rural households, including batteries, flashlights, seeds, and fertilizer. All profits generated are kept by the kiosk owner.

"We currently have a network of around 1,500 kiosk operators in more than 10 states of India, and of these about 450 are women," said Swapna Mishra, a program coordinator for Drishtee. "These women entrepreneurs must overcome many personal, social, and business challenges in running their kiosks, and the four-day workshop was designed to strengthen their entrepreneurial skills."

Nine women and their operating partners attended the March 2007 workshop, which had the following objectives:



- Provide an understanding of the various aspects of business development, sales, and marketing strategy in terms of existing services and products available from Drishtee;
- Reiterate the importance of leadership qualities and instill the motivation required for a rural entrepreneur to establish and expand her business;
- Build skills to manage finances, debt, and bookkeeping; and
- Explain the new services and products available from Drishtee.

"The workshop was useful, as I learned how to expand my business," said Garima Dwivedi, a kiosk operator in the village of Thathiya. "I am highly motivated and am also motivating the girls around my center to join classes. I am doing a lot of advertising, and more computer learning classes are being formed. Of course, I still have to deal with the problem of a lack of steady supply of electricity, but it does not dishearten me."

Adds Reena Gupta from Fatehpur, "I gained knowledge about business and handling customers, and also about Drishtee's various services and products. I also learned how to contact people and inform them about Drishtee, and the training on ledger maintenance helps me in my day-to-day tasks.

Combined Community Giving *(US dollars)*

	Alcoa Foundation	Other Related Foundations	Alcoa	Excess FMV of Donated Property	Total
2003	14,970,191	517,000	11,069,967	265,405	**26,822,563**
2004	17,000,536	533,707	10,691,586	556,770	**28,782,599**
2005	22,751,132	646,629	16,311,579	272,122	**39,981,462**
2006	26,065,078	836,060	15,425,314		**42,326,452**
2007	28,327,647	1,099,686	19,952,561		**49,379,894**

In 2006, Alcoa discontinued collecting data on excess fair market value (FMV) of donated property.

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data.

27

Employee Volunteer Initiatives

Employee volunteerism offers a growing and global opportunity to deepen the engagement with our communities, and it is a source of lasting, positive social impact. In 2007, 8,309 employees provided 39,486 hours of community service through the ACTION (Alcoans Coming Together In Our Neighborhoods) program, earning the organizations they served nearly US$1.6 million in grants. Alcoa also provided nearly US$2.2 million in Bravo! grants to recognize 594,432 employee volunteer hours by 8,498 Bravo! volunteers.

More than 17,000 Alcoa employees from 36 countries and more than 200 communities volunteered their time as part of the October 2007 Month of Service. The Month of Service has raised the profile of Alcoa’s volunteers and volunteering efforts around the world, with more than 47,160 employees, family members, contractors, and community members participating in 2007 events.

Mamadou

Angelo Diallo

Surveyor

Alcoa Guinea

“Sustainable development is only achieved when there is the involvement of the communities in places where we are working.”

Community Consultation

The Alcoa Community Framework is a tool and process we use to facilitate and measure ongoing relationship-building and communications between Alcoa and our community stakeholders. In 2007, we continued the rollout of the Alcoa Community Framework in Africa, Asia, the Caribbean, Europe, and South America. About 90% of our worldwide operating locations had established community programs as of year end.

In Canada, the Sustainability Advisory Committee is advising Alcoa’s Primary Metals Canada operations on how best to integrate sustainability to meet the expectations of society. The committee comprises eight stakeholders representing key perspectives and five Alcoa representatives.

In-depth community consultation is an important component for any new project we undertake anywhere in the world, as well as for expansions and upgrades at existing facilities.

We have continued our extensive community consultation for the Juruti bauxite mine project in Brazil, involving dozens of NGOs, community organizations, and governmental bodies. In early 2008, we helped launch the Council for Sustainable Juruti, which will provide a permanent avenue for dialogue and consultation among stakeholders.

A proposed smelter project in Greenland is developing a foundation of extensive consultation, specifically with the residents of the three municipalities that helped Alcoa seek a site for the smelter. In August 2007, more than 120 local people attended each of the public meetings held in the three cities during the first round of community consultation. The next community consultation meetings in January 2008 were attended by more than 160 people at each location—a record for such meetings in Greenland.

Community

Case Study

Advisory Panel Builds Bridge with Community

Part of Alcoa’s vision is to be the best company in the world in the eyes of the communities in which it operates, and an active community advisory panel at Alcoa’s Rockdale Operations in central Texas (USA) is helping the company move closer to that goal.

Formed in 2003, the Community Advisory Panel for Alcoa Rockdale Operations (CAPARO) consists of 15 citizens that represent diverse geographic regions and areas of interest. No Alcoa employees are members of the panel, but the Rockdale location manager serves as the smelter plant’s liaison. Panel meetings—chaired by an independent professional facilitator—are open to the public, with meeting notices placed in the local newspapers.

“The panel has been a good attempt by Alcoa to build a bridge with the community,” said Danna Rother, a panel member who owns property across from a newer lignite coal mine that Alcoa sold in mid-2007. “Everyone is going to have their priorities, and there are going to be different points of view. However, the panel gives a chance for everyone’s voices to be heard, and it also allows Alcoa to build a knowledge base in the community so people can better understand what the plant is doing and why. I know that I appreciate a little more some of the things the plant is up against, even though I still don’t want the mine in my front yard.”

Adds Bob Lee, a panel member who is a retired county judge and ranch owner, “The panel provides the proper venue for opinions to be expressed and problems that may exist within the community to be communicated to Alcoa by a person most community members trust and confide in. The panel members then go back to the people they represent to convey the CAPARO meeting dialogue that occurred with Alcoa on the various issues.”

Panel members determine the topics to be covered in each meeting and also invite guest speakers to provide additional information on areas of interest. Issues of concern are collected at the beginning of each meeting and either resolved during the meeting or slated for follow-up by Alcoa.

“Two things that I will continually question Alcoa on is air quality and water use,” said Lee. “Those are the issues that I think are important to people in our community, and the plant does work to prove to me it is trying to improve both.”

Alcoa presents a plant update at each meeting, covering activities in environment, safety, business performance, and community. During months when a meeting is not scheduled, the plant sends a written update to each panel member.

“I’ve seen a change in the relationship the community has with Alcoa since the panel was formed,” said Rother. “For example, when the new lignite mine was announced, there was a lot of anger initially. Once that anger subsided, the affected citizens used the panel meetings as a way to get information. However, I’m disheartened by the number of local citizens who don’t participate in the meetings and instead still rely on gossip. If they attend the meetings or seek out a panel member, they’ll understand what is really happening.”

Adds Lee, “Although there are still strained relations between the Rockdale Operations and some political factions, the panel has provided, if nothing else, transparency for the corporation. Nobody could deny that. The panel was needed and wanted, and I don’t hear as much negativism as I did before. While I can’t attribute all that to the panel, I do think it’s certainly been a part of that change.”

He continues, “I am continually amazed at the amount of importance Alcoa places on relationships with communities and individuals. I don’t think that’s a norm in the business world.”

In 2008, a second community advisory panel will be formed to cover the power generating site at the Rockdale Operations and the new Three Oaks lignite mine—both of which Alcoa sold to TXU Mining Company LP (now owned by Luminant). The Rockdale panel will focus solely on Alcoa’s smelter, atomizer, and the closed Sandow Mine, which is currently undergoing site reclamation.

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data.

Economic



We understand the importance of the economic value we generate to our shareholders, customers, employees, and the communities in which we operate.

In 2007, input costs, including caustic, fuel oil, carbon, and ocean freight, were once again significantly higher than in the previous year. The U.S. dollar also weakened considerably against currencies in which we operate across the globe, such as the Australian and Canadian dollars, the Brazilian real, and the euro. Furthermore, we encountered production outages at our operations in Guinea, Jamaica, Tennessee, and Rockdale, Texas.

We were able to offset these challenges through continued higher realized prices for alumina and aluminum, improved volumes and productivity, and the net favorable impact of various portfolio actions.

Highlights of our performance include the following:

- Highest annual sales in our company's history—US$30.7 billion—despite the absence of seven months of revenue from the soft alloy extrusion business;
- US$2.6 billion in income from continuing operations, or US$2.95 per diluted share—the highest in company history;
- Highest cash from operations in company history (US$3.1 billion); and
- Debt-to-capital ratio of 30.2%, which is at the low end of our target range despite substantial share repurchases.

In 2008, we will strive to continue to improve margins through productivity and value-added products to help offset the significant increases in energy, raw materials, and other input costs.

We will also work toward investing in strategic growth projects, such as potential smelter development in Greenland and Iceland and smelter positions in China and the Middle East. In addition, we will continue to deliver new products and applications to new and existing markets, including the defense and oil and gas markets.

Shareholder Value

We are focused on maximizing total shareholder returns, generating above cost of capital returns, and driving year-over-year earnings per share growth. Our continued strong financial track record has positioned us to achieve our primary financial goal—creating significant value for our shareholders.

In 2007, our total shareholder return (stock appreciation plus dividends reinvested) was 24%, far outperforming the Dow Jones Industrial Average and the Standard and Poor's 500 indices. While this was good, we are far from satisfied. This is why we took action to address our business portfolio, invest in capital projects around the world, continue to build bonds with our customers, and develop technologies that will deliver customer benefits—and cash—to the bottom line.

Distributions to Shareholders

	Dividends[1] *(millions of US dollars)*	Dividends Paid per Common Share *(US dollars)*
2003	516	0.60
2004	524	0.60
2005	524	0.60
2006	524	0.60
2007	590	0.68

[1] *Includes dividends to both common and preferred shareholders.*

Customers

We are sharpening our focus and picking up our pace in creating profitable and sustainable growth—derived from both customer-centered "organic" initiatives and strategic "inorganic" acquisitions—by expanding business with our existing customers and adding new ones, particularly in fast-growing global markets.

Our five market sector teams—Aerospace, Ground Transportation, Defense, Sustainable (Green) Infrastructure, and Oil and Gas—bring together our global marketing and application engineering capabilities to focus on particular sectors where our value propositions are compelling or soon will be.

The Sustainable (Green) Infrastructure Market Sector Team, launched in 2007, had an initial mission of evaluating, assembling, and branding the product offerings of our successful global building and construction businesses. This morphed and grew to include pursuit of opportunities in renewable and alternative electric power generation; clean water supply; and waste segregation, collection, and remediation. Through this expansion, we continued to grow our portfolio to include more energy-efficient products.

Aluminum is one of the world's most sustainable materials, with about 73% of the metal ever produced still in use. Most other materials likely have substantially lower values due

30

Economic

Key Challenges

Profitable Growth

Goal: Drive profitable growth in every business; generate growth and returns that are among the top in our industry.

Challenge: Some of the challenges include securing competitive and reliable power supplies, as well as quality bauxite reserves, for the long-term; delivering on our businesses in China and Russia; driving productivity gains in excess of cost increases; and successfully creating and delivering profitable growth projects.

Geographical Differences: None Strategy/Key Actions: We have numerous programs and processes in place to help our businesses achieve our goal, including:

Each business is developing a three-year perspective with well-quantified priority levers and personal accountability;

We are investing in a growing number of hydroelectric projects in Brazil, including the Serra do Facão project. We are also actively working on extending various power contracts for at least another 20 years, including those related to our smelters in the Quebec province of Canada;

We are in the midst of a major development of a bauxite mine in Juruti, Brazil;

We are expanding and making capital improvements to our facilities in China and Russia;

Market sector teams and the Alcoa Growth Process are helping our businesses identify and capitalize on growth opportunities;

The Alcoa Business System helps drive waste out of our systems and better meet customer needs; and

A stage gate process helps us determine the feasibility of a new facility and then deliver an approved project on time and within budget.

Converting Growth Opportunities to Cash on an Accelerated Basis by Alcoa Businesses

Goal: To ensure that Alcoa businesses pursue and follow through to commercialization those market growth opportunities, projects, and products that offer Alcoa the best path to sustainable, profitable growth.

Challenge: Alcoa business units sometimes lack available resources—those that can be dedicated or prudently reallocated at the time the opportunity emerges—to follow through to commercial success the promising growth opportunities that are uncovered through Alcoa Growth Process studies; market sector team contacts, relationships, and activities; and even everyday customer listening visits or idea-generating sessions by the business unit.

Geographical Differences: None Strategy/Key Actions: Alcoa’s Growth & Market Strategy Team (G&MST) has expanded past its original thrust of solely identifying and quantifying profitable market opportunities to providing deeper commercial support to the businesses.

The G&MST is now lending experienced team members to serve in business unit commercial roles that have an exclusive focus on capturing the opportunity. The scope of market sector teams is being altered as necessary, in some instances to take on more of the actual market development activity that might normally be undertaken by the individual businesses. Increasingly, G&MST resources are viewed by the business units as marketing peers rather than process consultants. The essence of the shift is demonstrated when business unit personnel say “We see the opportunity, it is important, but we don’t have enough of, or the right, resources to allocate to this right now.” G&MST has made the choice to focus on capturing what we see rather than developing even more opportunities that we can’t/won’t/don’t pursue.

Support of Capital Growth Strategy

Goal: Support Alcoa’s capital growth strategy by utilizing local suppliers to reduce total construction time, accessing additional resources from local small companies, minimizing import duties, and improving relationships with local industry, communities, and governments.

Challenge: We are facing several critical constraints in regards to supporting our capital growth strategy:

A shortage of skilled labor;

Producers of major equipment and materials are experiencing limitations on manufacturing capacity, generating long lead times; and

Global industrial growth is draining the availability of the infrastructure required to construct facilities, such as cranes, mobile equipment, etc.

Geographical Differences: For many projects, local businesses (those in the immediate vicinity of Alcoa’s operations) are typically small and mostly not capable of handling a typical-sized work package for a mega-project.

Strategy/Key Actions: In regards to providing a sustainable workforce for growth projects, we are developing a long-term policy to support companies in the same locality and region as our operations. This policy helps ensure the local economies benefit from our operations and construction activities. We will target the use of local and regional suppliers, wherever possible, to enhance local content. The objective is to minimize total project costs, including delay costs, through innovative procurement strategies that utilize the strengths of local and regional suppliers.

Within our guidelines of safe, ethical, and competitive business practices, we will:

Invite capable local businesses to bid on every locally supplied or manufactured good or service;

Work with local business interest groups to identify and utilize local suppliers;

Where possible, structure bids to enable local supplier participation; and

Help these suppliers do business with us by encouraging them to employ local labor in a timely manner.

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data.

Case Study

Measuring the Financial Impact of Alcoa's Presence

Beyond providing employment, Alcoa's presence in a country or community provides added benefits through tax payments, the purchase of local goods and services, and infrastructure improvements like roads, health care, and electricity.

One example is Alcoa's impact in Suriname through the Suriname Aluminum Company (Suralco). In 2006, Suralco accounted for roughly 69% of the export value of Suriname and 13% of Suriname's gross domestic product—more if multiplier effects are taken into account.

In 2007, Suralco employed 900 full-time equivalent employees, and payroll totaled nearly US$29 million. The company also provided more than US$14 million in pension payments to former employees. Other economic contributions included US$24 million spent for around 900 contractors, miscellaneous supplies from local vendors, and medical specialists. The company also bought about US$160 million in oil from the State Oil Company and paid nearly US$60 million in taxes. In addition, Suralco produces about 80 megawatts of electricity for the Suriname government—roughly 75% of the electricity needs of the country's capital city of Paramaribo.

Suralco also provided approximately US$300,000 in scholarships for children of its employees, and Alcoa Foundation provided around US$400,000 in grants for improvement projects in education, the environment, and health services. These grants are focused on sustainable development in the communities of the indigenous and semi-indigenous populations through the support of clean water and the improvement of schools and education equipment.

In 2007, Alcoa's Jamalco operations in Jamaica employed 564 full-time equivalent employees, paid US$24.4 million in salary and benefits, and spent US$76.0 million on local contractor services and supplies. Additionally, Jamalco paid US$26.3 million in taxes.

Alcoa Foundation invested approximately US$372,804 in programs to improve the quality of life in Jamaica in 2007, bringing its investment in the nation between 2004 and 2007 to more than US$1.88 million. The funding has been used to improve health care in Jamalco's operating areas, fund vocational training for residents and local farmers, continue development of local athletes, and provide educational assistance to needy children.

In August 2007, Hurricane Dean caused wide-scale damage to many houses and community buildings across the island. At Jamalco's request, Alcoa Foundation provided a US$100,000 grant to Food For The Poor, an international relief organization with roots in Jamaica, to replace roofs and repair community facilities damaged by the hurricane. Jamalco and community volunteers helped clean and paint the buildings once repairs were completed.



Alcoa employees paint the Toll Gate Community Centre in Jamaica after it was repaired by Food For The Poor to their material properties, longer history of production, or lower recovery/recycle value. Aluminum also offers a significant range of benefits—high strength, lighter weight, longer life, etc.—that helps our customers' products become more sustainable as well.

That's why we are focused on better understanding the sustainability of our current products and opportunities for improving and generating new ones. We are involved in developing products and processes to increase both the amount of aluminum used throughout the world and that which can be recovered for recycling.

We also work with our customers to help them integrate sustainable business practices into their products and services, which follows on our commitment to ensure safe and sustainable practices in our operations and products. In the United Kingdom, for example, our European Wheel Products Group buys back used aluminum wheels when customers buy new ones through a program called Value for Life. Customers get new wheels that drive fuel savings and reduce emissions while also supporting the recycling of aluminum.

Sales

	Sales (billions of US dollars)	Third Party Aluminum Shipments (thousands of metric tons)	LME[1] (US dollars per metric ton)
2003	20.3	4,987	1,428
2004	22.6	5,061	1,721
2005	25.6	5,459	1,900
2006	30.4	5,545	2,594
2007	30.7	5,393	2,661

[1]Average three-month aluminum price on the London Metal Exchange.

32

Economic

Procurement

Procurement at Alcoa is a global function focused on delivering world-class solutions that drive increasing, sustainable value at a lower total cost to our businesses and communities.

Since 2001, we have worked to transform our procurement from a location-based, tactically focused organization to world-class global supply management. We have also embedded sustainability in the way we do procurement, making it an integral part of our organizational structure and core processes. To address the need for overall coordination of the procurement sustainability strategy, we created a new role in our procurement organization—director of sustainability—in 2008 to manage this important objective.

Key sustainability activities include being an active participant in the Institute for Supply Management’s Committee for Social Responsibility, using a robust review process to ensure new suppliers adhere to our

José Manuel Alvarado

Location Manager San Ciprián Smelter and Refinery, Spain

“Meeting the needs of current and future generations can only be achieved with a personal commitment to this goal at all levels.” human rights policy, extending Alcoa’s safety value to suppliers, and implementing a supplier diversity program that encourages diverse companies to develop relationships with Alcoa.

We do face challenges in our procurement efforts. These include managing a globally diverse portfolio of spend; fluctuating commodity markets; changing business conditions and requirements with acquisitions and divestitures; conducting business in emerging markets like Russia and China; establishing and managing globally consistent business controls and practices; and balancing near-term business needs with long-term company and organization requirements.

Visit www.alcoa.com/sustainability for more information on policies, programs, actions, and performance data.

Awards & Recognition

We measure our sustainability progress in many ways, including the awards and recognition we receive from external organizations and those we grant internally to recognize outstanding performance at individual, team, and organizational levels.

Here are a few examples of corporate-wide awards we earned in 2007 and early 2008. A complete listing of internal and external awards can be found on www.alcoa.com under Sustainability.

2008

One of the Most Sustainable Corporations in the World

Corporate Knights and Innovest

2008 Most Admired Companies

Fortune Magazine

2007

Dow Jones Sustainability Index

(sixth year)

Blue-Ribbon Company

Fortune Magazine

Best in Class Status for Environmental and Social Performance in the Metals and Mining Industry

Storebrand Investments

Best in Class for Climate Change Disclosure and Member of Climate Disclosure Leadership Index

Carbon Disclosure Project

R&D 100 Award

R&D Magazine

One of the World’s Most Ethical Companies

Ethisphere Magazine

2007 Most Admired Companies

Fortune Magazine

One of the World’s Top 50 Low-Carbon Pioneers (#3)

CNBC European Business

One of the Most Sustainable Corporations in the World

Corporate Knights and Innovest

Top Ten Company

2006 Covalence Ethical Ranking

Case Study

Alcoa CSI Colombia Earns Highest Social Responsibility Rating from Coca-Cola

Following a third-party assessment of its performance against basic human rights and labor standards for customer Coca-Cola, the Alcoa Closure Systems International (CSI) facility in Colombia earned the highest rating available and a spot at the top of the global beverage manufacturer’s chain of suppliers. Coca-Cola’s Supplier Guiding Principles (SGP) are a vital pillar of the company’s workplace accountability programs. These programs are driven by the belief that good corporate citizenship is essential to the company’s long-term business success and must be reflected in its relationships and actions in its own workplaces and those of its authorized suppliers. The company routinely uses independent third parties to assess suppliers’ compliance with the SGP.

Two employees from independent assessor Cal Safety Compliance Corporation (CSCC) visited the Alcoa CSI Colombia facility in October 2006 for an initial SGP onsite audit.

The auditors spent one day at the facility, conducting random and scheduled meetings with employees, touring the facility, and reviewing documentation. The facility was notified of the audit 15 days prior to its start.

All of the companies audited for Coca-Cola are done so under the same grading matrix, which transforms facts and data into a measurable system. A green grade, like that received by the Alcoa facility, is the highest a company can earn.

ALCOA

Alcoa

390 Park Avenue

New York, NY 10022

USA

Phone: 1 212 836 2600

Fax: 1 212 836 2818

Internet: www.alcoa.com

To provide feedback on Alcoa’s sustainability report, please send an e-mail to sustainability@alcoa.com.

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